Exhibit 99.4

June 17, 2024

Joseph Army

By Email Delivery

Dear Joseph,

Reference is herein made to (i) the Agreement and Plan of Merger, dated as of the date first written above, by and among Veronica Holdings, LLC, a Delaware limited liability company (“Topco”), Vapotherm, Inc., a Delaware corporation (the “Company”), Veronica Intermediate Holdings, LLC, a Delaware limited liability company (“Parent”), and Veronica Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) (as amended, restated or otherwise modified pursuant to its terms from time to time, the “Merger Agreement”), pursuant to which, on the terms thereof and subject to the conditions therein, among other matters, Merger Sub shall merge with and into the Company, with the Company surviving such merger (the “Merger”), and (ii) the Separation Pay Agreement, dated as of March 24, 2022, by and between you and the Company (as amended, restated or otherwise modified pursuant to its terms from time to time and this letter agreement, the “Separation Pay Agreement”). Except as otherwise defined or expressly provided herein, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. This letter agreement is being entered into as a condition to, and in consideration of, the Company and Topco’s willingness to enter into the Merger Agreement and consummate the Contemplated Transactions, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged.

You hereby agree that, notwithstanding anything to the contrary in the Separation Pay Agreement, (i) the occurrence of the Contemplated Transactions, including the Merger, shall not constitute a “Change in Control” within the meaning of, and for purposes of, the Separation Pay Agreement, such that you shall not be entitled to receive the severance payments or benefits set forth in Section 6 of the Separation Pay Agreement upon an Involuntary Termination (as defined in the Separation Pay Agreement) that occurs on or prior to the second anniversary of the Closing Date and (ii) any material diminution of public company duties or responsibilities resulting solely from the Company’s change in status from being a standalone public company to a private company as a result of the Contemplated Transactions, including the Merger, will not, solely by reason of such status change to a private company, be considered (or give rise to) an Involuntary Termination for “Good Reason” (as each such term is defined in the Separation Pay Agreement). If another Change in Control occurs subsequent to the Contemplated Transactions or the Merger (including, for the avoidance of doubt, prior to the second anniversary of the Closing Date), you shall again become entitled to receive the severance payments and benefits set forth in Section 6 of the Separation Pay Agreement upon an Involuntary Termination (as defined in the Separation Pay Agreement) in accordance with the terms of the Separation Pay Agreement.

This letter agreement may be amended or modified only by an instrument in writing signed by the parties hereto (with the prior written consent of Topco), and any provision hereof may be waived only by an instrument in writing signed by the party against whom or which enforcement of such waiver is sought (with the prior written consent of Topco). Topco is an intended and express third party beneficiary of this letter agreement. This letter agreement is binding on and is for the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and other legal representatives. You may not, directly or indirectly, assign, transfer, alienate, sell, pledge or encumber, whether voluntarily, involuntarily or by operation of law your rights under this letter agreement. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware. This letter agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any prior understandings or agreements with respect thereto (including, to the extent set forth in this letter agreement, the Separation Pay Agreement). This letter agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Signature pages to this letter agreement may be delivered by email transmission, .pdf, DocuSign or other electronic means and shall be deemed to be and have the effect of an original signature.

[Signature Page Follows]

Sincerely,

VAPOTHERM, INC.

By:	/s/ John Landry
Name:	John Landry
Title:	Senior Vice President and Chief Financial Officer

Agreed and Accepted as of the date first written above:

/s/ Joseph Army
Joseph Army

[Signature Page]